EXHIBIT 11. STATEMENT RE COMPUTATION OF PER SHARE EARNINGS



                                                             For the three months ended     For the six months ended
                                                                    June 30,                        June 30,
                                                            ----------------------------    -------------------------
                                                                   1996       1997              1996           1997
                                                                   ----       ----              ----           ----
Net loss                                                        (486,792)    (1,930,733)     (1,054,757)  (5,155,512)

Weighted average number of common shares outstanding:

Weighted average number of common shares outstanding           6,166,772     15,818,662       6,144,700   15,799,475

Common shares issuable upon conversion of
Series A Preferred Stock                                       5,858,569                      5,844,659

Common shares issuable upon conversion of
Series B Preferred Stock                                         100,000                       100,000

Common shares issuable upon exercise of
stock options granted within one year of the
initial public offering                                          221,379                       239,548
                                                              ----------    -----------     -----------   ----------
                                                              12,346,720     15,818,662     12,328,907    15,799,475
                                                              ==========     ==========     ==========    ==========
Net loss per common share                                          (0.04)         (0.12)         (0.09)        (0.33)